Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-111841, 333-111830, 333-38896, 333-61284, 333-61278, 333-72704, and 333-89696 on Form S-8 of our report dated March 31, 2005, relating to the consolidated financial statements and financial statement schedule of ValueClick, Inc. and its consolidated subsidiaries as of and for the year ended December 31, 2004 and of our report dated March 31, 2005 on internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material witness), appearing in this Annual Report on Form 10-K of ValueClick Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Los Angeles, California
March 31, 2005